UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
_____________________

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 16, 2011

WYNN RESORTS, LIMITED
(Exact name of registrant as specified in its charter)

Nevada	000-50028	46-0484987
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3131 Las Vegas Boulevard South
Las Vegas, Nevada	89109
(Address of principal executive offices of each registrant)	(Zip Code)

(702) 770-7555
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        On August 16, 2011, Worldwide Wynn, LLC (“WWL”), a wholly-owned subsidiary of Wynn Resorts, Limited (the “Company”), entered into a Retention Agreement (the “Agreement”) with Linda Chen, a director of the Company, President of Wynn International Marketing, Limited, a wholly-owned indirect subsidiary of the Company, Chief Operating Officer of Wynn Resorts (Macau), S.A., an indirect wholly-owned subsidiary of the Company, and a director of Wynn Macau, Limited, an indirect wholly-owned subsidiary of the Company.

        The Agreement is effective as of July 27, 2011 (the “Grant Date”) and grants Ms. Chen an award in an amount equal to $10,000,000 (the “Award”), which will vest in full on July 27, 2021 (the “Vesting Date”) and be paid in a lump sum (less any required withholding) within 10 days following the Vesting Date.  The Award is subject to all the terms and conditions contained in the Agreement, including Ms. Chen’s continuous employment with WWL and its affiliates.

        If Ms. Chen’s employment is terminated without “Cause” (as such term is defined in the Agreement) prior to the Vesting Date  by WWL or one of its affiliates (including without limitation, termination due to death or disability), a pro-rated portion of the Award equal to the number of full calendar months elapsed between the Grant Date and the date of such termination of employment divided by 120 shall vest and become payable within 30 days following such termination of employment.

        If Ms. Chen’s employment is terminated for any other reason (including termination for Cause or Ms. Chen’s voluntary resignation) prior to the Vesting Date, the Award shall be forfeited in full with no action required or compensation paid.

        The above description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)     Exhibits

10.1	Retention Agreement, dated as of August 16, 2011, by and between Worldwide Wynn, LLC and Linda Chen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    August 16, 2011

WYNN RESORTS, LIMITED

By:	/s/ Marc D. Schorr
Marc D. Schorr
Chief Operating Officer and Director